Exhibit 3.6

INNOVEGA INC.

SAFE CONVERSION ACKNOWLEDGMENT

This SAFE Conversion Acknowledgment (“Agreement”) is entered into effective as of __________, 2021, by and between Innovega Inc., a Delaware corporation (the “Company”), and the undersigned holder of one or more simple agreements for future equity (each, as amended, a “Safe”) issued by the Company (“Safe Holder”). All capitalized terms used but not defined in this Agreement shall have the meanings set forth in each Safe.

WHEREAS, the Company issued to the Safe Holder one or more Safes on the dates and in the Purchase Amounts as set forth on Exhibit A attached hereto.

WHEREAS, each Safe provides that upon the initial closing of an Equity Financing, the Safe will automatically convert into the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Safe Price of $2.075 per share.

WHEREAS, prior to March 31, 2021 the Company intends to initiate an offering of shares of its Series A-1 Preferred Stock in an Equity Financing pursuant to the exemption of Regulation A under the Securities Act of 1933, as amended (the “Offering”), in which it proposes to sell a minimum of $750,000 and a maximum of $15,000,000 of shares of its Series A-1 Preferred Stock.

WHEREAS, pursuant to the terms of each Safe, upon the closing of the Offering (such date, the “Conversion Date”), the Purchase Amount of each Safe will automatically be converted into the number of shares of Series A-3 Preferred Stock of the Company set forth on Exhibit A (the “Conversion Shares”), with rights, preferences, privileges and restrictions substantially as set forth in the Second Amended and Restated Certificate of Incorporation of the Company (a copy of which is attached hereto as Exhibit B), in accordance with the terms of each Safe.

WHEREAS, the Safe Holder desires to acknowledge the conversion of each Safe into Conversion Shares pursuant to the automatic conversion provision of each Safe.

NOW, THEREFORE, the Safe Holder hereby acknowledges and agrees that:

1.	Conversion and Cancellation of Safe. Safe Holder hereby agrees that, effective as of the Closing Date and without any further action on behalf of the Safe Holder, (a) the Purchase Amount of the Safe will automatically convert into Conversion Shares in accordance with the terms of the Safe, (b) all right, title and interest of the Safe Holder under the Safe will be canceled, released, extinguished and of no further force and effect, (c) the Company will have no further obligations or liabilities under the Safe, and (d) the Conversion Shares represent all the equity securities the Safe Holder is entitled to receive under the Safe. Concurrently with the issuance of the Conversion Shares on the Conversion Date, Safe Holder shall deliver to the Company the Safe held by the Safe Holder for cancellation by the Company. Notwithstanding the foregoing, the exchange, surrender, cancellation, and extinguishment of each Safe will be effective as of the Conversion Date, whether or not the Safe is delivered to and canceled by the Company. The Conversion Shares shall have the rights, preferences, privileges and restrictions of shares of Series A-3 Preferred Stock as set forth in the Company’s Second Amended and Restated Certificate of Incorporation, as may be amended or restated from time to time.

2.	Representations and Warranties of Safe Holder. Safe Holder hereby makes and reaffirms all Safe Holder representations and warranties contained in Section 4 of the each Safe, as if each such representation and warranty was made as of the date hereof, and hereby covenants to the Company that Safe Holder will promptly notify the Company in the event that Safe Holder is no longer able make such representations and warranties at any time prior to the Conversion Date.

3.	Termination. In the event that the Conversion Date does not occur prior to March 31, 2020, this Agreement shall terminate and the terms and provisions of each Safe shall continue in full force and effect, without regard to any of the terms or conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Acknowledgment is executed as of the date first written above.

SAFE HOLDER

By:
Name:
Title:

Signature Page to Innovega Inc. Safe Conversion Acknowledgment